For period ending    September 30, 2003   Exhibit 99.77C

File number 811-7528




Submission of Matters to a Vote of Security Holders:

On August 12, 2003 the registrants shareholders elected board members at an annual meeting of shareholders. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrants nominees and all of the nominees were elected.